As filed with the Securities and Exchange Commission on November 20, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CREDIT SUISSE GROUP AG

(Exact Name of Registrant as Specified in Its Charter)

Canton of Zurich, Switzerland (State or Other Jurisdiction of Incorporation or Organization)	98-0215385 (I.R.S. Employer Identification No.)

Paradeplatz 8

CH 8001 Zurich, Switzerland

+41 44 212 1616

(Address and telephone number of Registrant’s principal executive offices)

2015 Rights Offering

(Full Title of the Plan)

D. Neil Radey

General Counsel
Credit Suisse (USA), Inc.

Eleven Madison Avenue

New York, NY 10010

(212) 325-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Romeo Cerutti

General Counsel

Credit Suisse Group AG

Paradeplatz 8

CH 8001 Zurich, Switzerland

+41 44 212 1616

René Bösch
Homburger AG

Prime Tower
Hardstrasse 201
CH 8005 Zurich, Switzerland
+ 41 43 222 10 00

Michael J. Volkovitsch
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Pre-emptive subscription rights (“Rights”)	12,177,046 Rights	(1)	$ 0.74	(2)	$ 9,011,014.04	$ 907.41
Shares, CHF 0.04 nominal value per share (“Shares”)	1,873,392 Shares	(3)	$ 18.16	(4)	$ 34,020,798.72	$ 3,425.89
Total	N/A		N/A		$ 43,031,812.76	$ 4,333.30

(1)                      Represents Rights issuable pursuant to a rights offering (the “Rights Offering”), in which any Credit Suisse Group AG (“CSG”) shareholder as of November 20, 2015 will receive Rights to subscribe for new Shares with a nominal value of CHF 0.04.

(2)                      The registration fee for the Rights registered hereby has been calculated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, and was computed on the basis of a share price of 0.73 Swiss Francs converted to U.S. dollars at the rate of 1.0088 Swiss Francs per U.S. dollar, which was the noon buying rate for Swiss Francs on November 13, 2015 in New York City as certified by the Federal Reserve Bank of New York.

(3)                      Represents Shares underlying the Rights that will be issued pursuant to the Rights Offering.  Eligible holders of Rights will be entitled to subscribe for the Shares in the ratio of two (2) Offered Shares for every 13 Rights held at the Offer Price.

(4)                      The registration fee for the Shares registered hereby has been calculated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, and was computed on the basis of a share price of 18 Swiss Francs converted to U.S. dollars at the rate of 1.0088 Swiss Francs per U.S. dollar, which was the noon buying rate for Swiss Francs on November 13, 2015 in New York City as certified by the Federal Reserve Bank of New York.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The Registrant filed its annual report on Form 20-F for the fiscal year ended December 31, 2014, which CSG refers to as the “Annual Report 2014” with the Securities and Exchange Commission (“SEC”) on March 20, 2015.  The Registrant further incorporates by reference its current reports on Form 6-K dated:

•                  February 12, 2015 (containing the Media Release entitled “Proposal of distribution to shareholders for financial year 2014 of CHF 0.70 per share, consistent with prior year”),

•                  February 12, 2015 (containing the Credit Suisse Earnings Release 4Q14),

•                  February 27, 2015 (containing the Media Release entitled “Credit Suisse announces increased mortgage-related litigation provisions”),

•                  February 27, 2015 (containing the Revised Credit Suisse Earnings Release 4Q14),

•                  March 10, 2015,

•                  March 20, 2015,

•                  April 21, 2015,

•                  April 24, 2015,

•                  April 30, 2015,

•                  May 19, 2015,

•                  July 23, 2015,

•                  July 31, 2015,

•                  October 8, 2015,

•                  October 21, 2015 (containing the Credit Suisse Earnings Release 3Q15),

•                  October 21, 2015 (containing the Media Release entitled “Credit Suisse to grow profits and capital generation . . .”),

•                  October 22, 2015,

•                  October 30, 2015, and

•                  November 19, 2015;

in each case, only to the extent that such report expressly states that such report, or portions thereof, are incorporated by reference into the registration statement of the Registrant filed on Forms F-3 (file nos. 333-202913 and 333-180300).

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.  The Registrant’s reports on Form 6-K filed with the SEC after the date of this registration statement are incorporated by reference in this registration statement only to the extent that the reports expressly state such reports are filed (and not furnished) with the SEC.

Item 4.         Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Under Swiss law, directors and senior officers acting in violation of their statutory duties—whether dealing with third parties or performing any other acts on behalf of the corporation—may become liable to the corporation, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, e.g., the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation’s business purpose.

Because CSG is a Swiss company headquartered in Switzerland, a number of the directors and officers of CSG are residents of Switzerland and not the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to:

•                 serve legal process on CSG or its directors and executive officers or have any of them appear in a U.S. court; and

•                 enforce against those persons in Switzerland, whether in original actions or in actions for enforcement of judgments of U.S. courts, liabilities based solely on the federal securities laws of the United States.

The Articles of Association of CSG does not contain provisions regarding the indemnification of directors and officers.

According to Swiss statutory law, an employee has a right to be indemnified by the employer against losses and expenses incurred by him or her in the execution of his or her duties under an employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

It is CSG’s policy to indemnify its current or former directors and/or employees against certain losses and expenses in respect of service as a director or employee of CSG, as the case may be, one of its affiliates or another entity, which CSG has approved, subject to specific conditions or exclusions. CSG maintains directors’ and officers’ insurance for its directors and officers.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

See Exhibit Index attached hereto.

Item 9.      Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)               to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)               that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)               to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland, on November 20, 2015.

CREDIT SUISSE GROUP AG

By	/s/ Tidjane Thiam
Name: Tidjane Thiam
Title: Chief Executive Officer

By	/s/ David Mathers
Name: David Mathers
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below  hereby constitutes and appoints David Mathers, Romeo Cerutti,  David Wong, Gina Orlins and D. Neil Radey jointly and severally, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities,  to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the following capacities on November 20, 2015.

Signatures	Title

/s/ Tidjane Thiam	Chief Executive Officer
Tidjane Thiam	(Principal Executive Officer)

/s/ David Mathers	Chief Financial Officer
David Mathers	(Principal Accounting Officer)

/s/ Urs Rohner	Chairman of the Board of Directors
Urs Rohner

/s/ Noreen Doyle	Vice Chairman of the Board of Directors
Noreen Doyle

Director
Jassim Bin Hamad J. J. Al Thani

/s/ Iris Bohnet	Director
Iris Bohnet

/s/ Andreas N. Koopmann	Director
Andreas N. Koopmann

/s/ Jean Lanier	Director
Jean Lanier

/s/ Seraina Maag	Director
Seraina Maag

/s/ Kai S. Nargolwala	Director
Kai S. Nargolwala

Director
Severin Schwan

/s/ Richard E. Thornburgh	Director
Richard E. Thornburgh

Director
Sebastian Thrun

/s/ John Tiner	Director
John Tiner

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following person in the following capacity on November 20, 2015.

CREDIT SUISSE (USA), INC.

By	/s/ D. Neil Radey	Authorized Representative in the United States
Name: D. Neil Radey
Title: General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Document	Method of filing

4.1	Invitation to the Extraordinary General Meeting of Shareholders of Credit Suisse Group AG	Filed herewith

5.1	Opinion of Homburger with respect to the legality of the securities being registered	Filed herewith

15.1	Letter of KPMG AG concerning unaudited interim financial statements of Credit Suisse Group AG	Filed herewith

23.1	Consent of KPMG AG	Filed herewith

23.2	Consent of Homburger	Included in exhibit 5.1 filed herewith

24.1	Power of Attorney	Included herein